Exhibit16.1

October 2, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of EMAK Worldwide, Inc.’s Form 8-K dated October 3, 2008, and have the following comments:

1.     We agree with the statements made in the Item 4.01 (a).

2.     We have no basis on which to agree or disagree with the statements made in the Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP